Exhibit 99.1

News Release

Southeastern Banking Corporation Reports Third Quarter Earnings

DARIEN, Ga, October 24, 2005/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced an increase in net income for the quarter and nine months ended September 30, 2005 compared to the corresponding periods last year.

•	Net income for the 2005 third quarter totaled $1,701,000 or $0.52 per share, up $223,000 or 15% from September 30, 2004.
•	Year-to-date, net income grew $376,000 or 9% to $4,643,000 at September 30, 2005 from $4,267,000 in 2004. On a per share basis, net income for the nine month period improved $0.12 to $1.41 at September 30, 2005 from $1.29 in 2004.

Southeastern Banking Corporation (the Company), with assets of $378 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s principal subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its sixteen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President & Treasurer, Southeastern Banking Corporation at 912.437.4141.